Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Intermediate Duration Municipal Term Fund
811-22752


A special meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014 for the above-referenced fund. The meeting was subsequently adjourned to August 15, 2014 and September 19, 2014. At this meeting the shareholders were asked to vote to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members.


The results of the shareholder votes are as follows:

<c> Common and
Preferred shares
 voting together as a class
To approve a new investment
management agreement


   For
         20,645,809
   Against
           1,018,139
   Abstain
              860,467
   Broker Non-Votes
           7,782,225
      Total
         30,306,640


To approve a new sub-advisory
agreement


   For
         20,614,142
   Against
           1,016,105
   Abstain
              894,168
   Broker Non-Votes
           7,782,225
      Total
         30,306,640



Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type DEF 14A, accession number 0001193125-14-236554, on June 16, 2014.